Mojo Organics, Inc. Issues Statement About Promotional Activity Concerning Its Common Stock

PR Newswire

JERSEY CITY, N.J., Jan. 26, 2018

JERSEY CITY, N.J., January 26, 2018 /PRNewswire/ -- MOJO Organics, Inc. (OTC: MOJO) today announced that it has been made aware of certain promotional activity concerning MOJO common stock. On January 25, 2018, the Company first became aware of certain promotional activities concerning the Company and its common stock, after receiving notification from OTC Markets that online promotional reports encouraging the purchase of MOJO shares may have had an impact on trading activity in the Company’s securities. Until informed by OTC Markets, the Company was unaware of the promotional activity and remains unaware of the full nature and content of this activity, the extent of the dissemination or the parties involved. The Company is not affiliated in any way with the authors of the promotional activity identified by OTC Markets.

Certain statements contained in the promotional materials as supplied to the Company by OTC Markets may be materially false and/or misleading. The Company encourages those interested in the Company to rely solely on information included in its press releases combined with its filings and disclosures made with the U.S. Securities and Exchange Commission.

In its investigation into this matter, the Company has made inquiries of its executive officers, directors and controlling shareholders. The Company, its officers, directors and controlling shareholders, have not sold or purchased the Company's securities within the past 90 days. The Company states definitively that the Company, its officers, directors and, to the Company's knowledge, its controlling shareholders have not, directly or indirectly, authorized or been involved in any way with the creation or distribution of promotional materials of any kind.

Further, the Company has not, other than disclosed in its periodic reports filed with the Securities and Exchange Commission, issued any shares or convertible instruments allowing conversion to equity securities at prices constituting a discount to the current market rate at the time of the issuance.

Since January 1, 2017, the Company has not retained any third party services that provide investor relations services, public relations services, marketing, or other related services including the promotion of the Company or its securities.

For additional information please contact MOJO Organics, Inc. at 201 633 6519.

SOURCE MOJO Organics, Inc.

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